ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 18th day of March, 1998, by and among MORRIS FLAMINGO-STEPHAN, INC., a Florida corporation, which is a wholly-owned subsidiary of The Stephan Co. ("Buyer"), THE STEPHAN CO., a Florida corporation, ("Stephen"), MORRIS-FLAMINGO, L.P., a Georgia limited partnership ("Seller"), MORRIS-FLAMINGO BEAUTY PRODUCTS, INC., a Georgia corporation, which is the sole general partner of Seller ("MFB"), SHAHEEN & CO., INC., a Georgia corporation, which is the sole limited partner of Seller, ("SCI," and together with MFB, the "Partners"), and SHOUKY A. SHAHEEN, a Georgia resident ("Shaheen").

                           W I T N E S S E T H :

WHEREAS, Buyer desires to purchase, and Seller desires to sell, certain assets of Seller on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants hereinafter set forth, made and to be performed by the parties hereto, the parties hereto intending to be legally bound, agree as follows:

                                 ARTICLE 1.

SALE AND PURCHASE

1.1 The Business

The subject of this Agreement is Seller's grooming, hair care products distribution business and other products and assets more fully described on Schedule I .1 hereto ("Business").

1.2 Sale and Purchase of Assets

Subject to the terms and conditions of this Agreement, as of the Closing Date as defined in Article 4, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase all of the assets utilized or necessary for the Business, including, without limitation, all those assets set forth on Schedule 1.1 hereto or described in Section 2.1 of this Agreement (the "Acquired Assets"). In consideration for the sale of the Acquired Assets, Buyer will pay Seller the Purchase Price as defined in
Article 3 of this Agreement.

                                ARTICLE 2.

                           ASSETS AND LIABILITIES

2.1 The Acquired Assets

The Acquired Assets to be sold, assigned, conveyed and transferred by Seller to Buyer at Closing (as defined in Section 4.1 below) are all of the assets and properties associated, directly or indirectly, with, or which are utilized in or are necessary to, the Business, except for the Retained Assets, as defined in Section 2.2 of this Agreement, which Acquired Assets include, but are not limited to, the following:

(a) Fixed Assets and Tangible Personal Property. All fixed assets of Seller, other than any Retained Assets, including, without limitation, all machinery, tools, vehicles, furniture, equipment and other tangible personal property of every kind and description that are owned by Seller, as of the Closing Date, all as listed on Schedule 2.1 (a), provided that, any other fixed assets and tangible personal property related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered fixed assets and tangible personal property purchased by the Buyer hereunder.

(b) Inventories. All of Seller's inventories including, without limitation, racks on hand and inventories with respect to which vendors have drawn drafts under letters of credit as of the Closing Date even though such goods have not been received by Seller as of the Closing Date, all finished goods, work-in-process, spare parts, promotional items, raw materials, all packaging and all related supplies to any of the foregoing ("Inventory"), all as listed on Schedule 2.1 (b), provided that, any other inventory related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered Inventory purchased by the Buyer hereunder.

(c) Accounts Receivable. All of Seller's accounts receivables listed on Schedule 2. l(c) including any interest, claims and penalties thereon existing as of the Closing Date, provided that, any other accounts receivable related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered accounts receivable purchased by the Buyer hereunder.

(d) Intangible Rights and Intellectual Property. All right, title and interest of Seller to the name "Morris-Flamingo" and all variations thereof as well as all fictitious business names, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, patent rights, trade secrets, technical know-how and goodwill of Seller including also, all customer and supplier lists, and any customer and supplier records and histories, formulae, processes, licenses, computer software or systems that are proprietary to Seller together with any other intangibles owned by Seller or used in its Business, all as listed on Schedule 2.1 (d), provided that, any other intangible rights and intellectual property related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered intangible rights and intellectual property purchased by the Buyer hereunder.

(e) Catalogs and Flyers. All of Seller's catalogs, flyers, brochures, artwork, materials, boards, transparencies, photos and related preparations.

(f) Books, Papers and Records. All books, papers, and records of Seller relating in any way or manner to the Acquired Assets and/or the Business, including, without limitation, all purchasing and sales records, vendor lists, and all accounting and financial records.

(g) Leases and Other Contracts. Except for the leasehold interests held by Seller and specifically excluded hereunder by Section 2.2, all of Seller's rights and interest in, to or under all facility leases, equipment leases, sales and purchase orders and other instruments, all other contracts or agreements related in any way or manner to the Acquired Assets or the Business, including without limitation, all equipment rental contracts under which Seller is the lessee, all as listed on Schedule 2.1
(g), provided that, any other leases and other contracts related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered leases and other contracts purchased by the Buyer hereunder.

(h) Prepaid Expenses. All prepaid expenses existing as of the Closing Date, including, without limitation, ad valorem taxes, insurance premiums, lease and rental payments, all as listed on Schedule 2.1 (h), provided that, any other prepaid expenses related to the Business that should have been included on such Schedule but was omitted from such Schedule shall be considered prepaid expenses purchased by the Buyer hereunder.

(i) Rights of Action. Except for the claims held by Seller and specifically excluded hereunder as reflected on Schedule 2. l(i) hereto, to the extent there are any, all of Seller's rights, claims, credits, causes of action or rights of act-off against third parties, relating to the Acquired Assets or the Business, including all unliquidated rights under manufacturers' and vendors' warranties.

(j) Cash. All of Seller's cash, certificates of deposits and all other cash equivalents, as of the Closing Date.

(k) Other Assets. All of Seller's other assets or inventories associated or used in connection with the Business as of the Closing Date, not otherwise specifically excluded by Section 2.2 of this Agreement, whether or not such assets were required to be set forth on a Schedule hereto but were omitted from such Schedule.

2.2 Assets Being Retained By Seller.

Seller shall retain (i) the real property owned by it and the structures, buildings, fixtures, and improvements located in Danville, Vermilion County, Illinois, together with all leasehold interests therein by which Seller is the lessor, all of which are more fully described on
Schedule 2.2 and (ii) the claims reflected on Schedule 2.1(i) (collectively, the "Retained Assets"). Only those assets specifically set forth on Schedule 2.1(i) and on Schedule 2.2 shall be considered Retained Assets and be retained by Seller.

2.3 Payment of Fleet Capital Corporation Indebtedness at Closing.

At Closing, Buyer shall pay, in full, all of the indebtedness
(i.e., unpaid principal and accrued interest, if any) owed by Seller to Fleet Capital Corporation f/k/a Shawmut Capital Corporation, ("Fleet Capital"), as successor-in-interest by assignment from Barclays Business Credit, Inc. ("Barclays"), as of, and including, the Closing Date, as evidenced by that certain Loan and Security Agreement, dated January 19, 1990, as amended, and by that certain Secured Promissory Note, dated January 19, 1990, as amended and extended, between Morris-Flamingo, Inc., a Georgia Corporation ("MFI"), as borrower and Fleet Capital, as successor in interest to Barclays, as lender, which indebtedness is secured by a first lien security interest, mortgage, and encumbrance between Seller and Fleet Capital, all of which indebtedness was assumed by Seller under an Asset Purchase Agreement between Seller and MFI, made effective as of January 1, 1992 (the "1992 Agreement") (the "Fleet Capital Indebtedness"). The Seller hereby represents that the indebtedness owed to Fleet Capital (including unpaid principal and accrued interest, if any) as of February 28, 1998 is $2,039,519.63.

2.4 Assumed Liabilities.

(a) As of the Closing Date, in addition to the Fleet Capital
Indebtedness, Buyer will only assume trade accounts payable and such other notes payable, debts, and other liabilities accrued and which arose in the ordinary course of Seller's Business, as of, and including, the Closing Date ("Assumed Liabilities") specifically limited to, those liabilities which are set forth on Schedule 2.4(a). All liabilities not specifically set forth on Schedule 2.4(a) will not be considered to be an Assumed Liability hereunder, including without limitation any tax liability, and will not be assumed by Buyer.

(b) Major International Supply Promissory Note ("Major Note").
At Closing, Seller shall provide Buyer with (i) the original Major Note marked canceled and (ii) a written certification from Major International Supply, L.P., a Georgia limited partnership ("Major International Supply") that the Major Note has been paid in full prior to the Closing. Seller, its Partners and Shaheen also agree to jointly and severally indemnify Buyer and Stephan for any claims which may be made by either Cheung's Hair Beauty Supply Co., Ltd. or LePachu, Ltd., with respect to and in connection with the indebtedness owed to them by Major international Supply. At Closing, Seller shall provide Buyer with copies of Major International Supply's prior written notification to Cheung's Hair Beauty Supply Co., Ltd. and LePachu, Ltd., of the final adjustments made by Major International Supply to the indebtedness owed to them by Major International Supply together with evidence of the final payments made by Major International Supply to them in full satisfaction of this indebtedness.

                                ARTICLE 3.

THE PURCHASE PRICE

3.1 Purchase Price

(a) Subject to the adjustments provided for in Section 3.1(b) hereof, the purchase price ("Purchase Price") for the Acquired Assets and the Business shall be the total amount of the following:

(i) An amount of Stephan unregistered and restricted shares of common stock (the "Stephen Common Stock") having an aggregate Fair Market Value (as defined below) equal to $3,715,405.00; plus
(ii) The assumption and immediate payment of the Fleet Capital
Indebtedness; plus
(iii) The assumption of Assumed Liabilities as finally determined as of the Closing Date.

(b) The Purchase Price hereunder shall be adjusted downward on a dollar for dollar basis to the extent that, on or as of the Closing Date, the book value of the Acquired Assets minus (A) the amount of the Fleet Capital Indebtedness and (B) the amount of Assumed Liabilities, all of which shall be determined in accordance with generally accepted accounting principles ("GAAP"), as finally determined as of the Closing Date, is less than $1,234,405.00 ("Purchase Price Adjustment"). The determination of the Purchase Price Adjustment shall be made in accordance with the provisions of Sections 3.1(c) and 3.1(d) hereof.

(c) For purposes of determining the Purchase Price Adjustment, if any, required under Section 3. l (b) hereof, Seller shall prepare a balance sheet as of the Closing Date reflecting the book value of the Acquired Assets and the amount of the Fleet Capital Indebtedness together with the amount of Assumed Liabilities ("Closing Balance Sheet"). Seller shall prepare the Closing Balance Sheet in accordance with GAAP consistently applied. The Inventories shall be reflected on the Closing Balance Sheet based on Sellers perpetual inventory records as of the Closing Date. On December 31, 1997 a joint physical count of the Inventories was taken by Buyer and Seller (or by their representatives), and within thirty (30) days after the Closing, Seller shall provide Buyer with a reconciliation of the Inventories as counted on December 31, 1997 to the value of Inventories as reflected on Seller's perpetual inventory records as of the Closing Date. For purposes of the Closing, the value of Inventories shall be determined in accordance with Section 3.4(c) of this Agreement. On or before ninety
(90) days after the Closing Date, Buyer shall provide Seller with any necessary adjustments required to be made to the Closing Balance Sheet to accurately reflect the book value of the Acquired Assets and the amount of the Fleet Capital Indebtedness together with the amount of Assumed Liabilities as of the Closing Date (the "Post Closing Balance Sheet"). The Post Closing Balance Sheet shall be prepared by Buyer in accordance with GAAP consistently applied. If it is determined by the Post Closing Balance Sheet as of the Closing Date that the excess of the book value of the Acquired Assets minus (A) the amount of the Fleet Capital Indebtedness and
(B) the amount of the Assumed Liabilities is less than $1,234,405.00, then the Purchase Price shall be reduced, on a dollar for dollar basis, in accordance with the terms and provisions of the Escrow Agreement to be entered into by and among the parties to this Agreement, attached hereto as Exhibit A.

(d) The Closing Balance Sheet shall be provided in writing by Seller to Buyer at the Closing and the Post Closing Balance Sheet shall be provided in writing to Seller by Buyer within ninety (90) days after the Closing Date. Seller shall have the right to challenge within thirty (30) days after receipt of the Post Closing Balance Sheet, Buyer's determination of the Post Closing Balance Sheet. If either party challenges any of these amounts, then such other party shall provide the challenging party, in writing, with its determination of these amounts. Seller and Buyer shall attempt, in good faith, to resolve any differences. If Seller and Buyer are unable to resolve said differences within thirty (30) days of receipt of the other's determination of these amounts, any unagreed differences between Buyer and Seller's determination of these amounts shall be resolved by an arbitrator designated by the American Arbitration Association in Miami, Florida, with the cost of such arbitration to be equally borne by Buyer and Seller. If, after a final determination of the amounts, there is a Purchase Price Adjustment hereunder, there shall be released to Buyer from the Stephan Common Stock held in escrow pursuant to the Escrow Agreement an amount of Stephan Common Stock, as determined under the Escrow Agreement, to satisfy this Purchase Price Adjustment. If there is an insufficient amount of Stephan Common Stock held in escrow pursuant to the Escrow Agreement to satisfy this Purchase Price Adjustment, then an additional amount of Stephan Common Stock required to satisfy this Purchase Price Adjustment shall be paid from Seller to Buyer, in accordance with the provisions of Section 11.2(g) of this Agreement. Buyer agrees to issue additional shares of Stephan Common Stock to the Seller if the final determination of the Purchase Price Adjustment based on the Post Closing Balance Sheet is less than the Purchase Price Adjustment made at Closing based on the Closing Balance Sheet. In such event thirty percent (30%) of such additional shares of Stephan Common Stock shall be deposited with the Escrow Agent named in the Escrow Agreement. The issuance of such additional shares shall be based on the value as determined in accordance with Section 3.2(a)(i) of this Agreement and such shares shall be issued by Buyer within fifteen (15) days of such final determination of the Post Closing Balance Sheet.

3.2 Payment of Purchase Price At Closing

	    (a) At Closing, Buyer shall pay the Purchase Price to Seller as follows:

    (i) The issuance to Seller of certificates for 307,058 shares of Stephan Common Stock which was calculated with such shares having an aggregate Fair Market Value (as hereinafter defined) equal to $3,715,405.00, (as adjusted in accordance with Paragraph 3.1 (a) of this Agreement) with thirty percent (30%) of such Stephan Common Stock to be deposited with the Escrow Agent named in the Escrow Agreement. For purposes hereof, "Fair Market Value" shall mean $11.00 for each share of Stephan Common Stock, subject to adjustment upward or downward of up to ten percent (10%) based on the average closing sales price of Stephan's common stock as reported by the American Stock Exchange for the twenty (20) trading days prior to the Closing Date; plus

    (ii) The payment by Buyer of the Fleet Capital Indebtedness; plus

    (iii) The assumption by Buyer of the Assumed Liabilities.

    (b) Each certificate for Stephan Common Stock issued to Seller as part of the Purchase Price shall bear the following legend:

"The securities represented by this certificate (i) have not been registered under the Securities Act of 1933, as amended, or under any state securities or other "blue sky" laws, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states, or based on the opinion of counsel reasonably satisfactory to the issuer, an exception from such registration is available and (ii) are subject to that certain Asset Purchase Agreement dated March 18, 1998, by and among Morris Flamingo-Stephan, Inc., The Stephan Co., Morris-Flamingo, L.P., Morris-Flamingo Beauty Products, Inc., Shaheen & Co., Inc., and Shouky A. Shaheen."

(c) Buyer and Seller agree that, at Closing, if the Closing Balance
Sheet, as prepared by Seller, requires a Purchase Price Adjustment, then such Purchase Price Adjustment shall be made at Closing, subject, however, to an additional Purchase Price Adjustment, based on the Post Closing Balance Sheet as finally determined in accordance with Section 3.1(d) hereof. The satisfaction of such additional Purchase Price Adjustment shall be made in accordance with Section 3.1(d) hereof, based on the value as determined in accordance with Section 3.2(a)(i) of this Agreement for the Stephan Common Stock.

3.3 No Fractional Shares

If a fractional share shall result from the determination of the number of Stephan Common Stock required to be issued to Seller pursuant to
Section 3.2 (a), then no certificate or scrip of any kind shall be issued by Buyer in respect of such fractional interest, but Seller shall be entitled to receive a cash payment equal to such fractional interest on the Closing Date.

3.4 Allocation of Purchase Price

The Purchase Price shall be allocated for tax purposes by the parties and the parties shall report the transactions contemplated by this Agreement in their tax returns as follows:

(a) Cash, certificates of deposit, and all cash equivalents shall equal the amount thereof transferred by Seller to Buyer as of the Closing Date;

(b) Accounts receivable shall have a value equal to the total of all such amounts owed to Seller on the Closing Date, less an allowance for doubtful accounts receivable, calculated according to GAAP.

(c) Inventories shall be determined as of the close of business on March 18, 1998 based on Seller's perpetual inventory records. The Inventories shall be reflected on an item by item basis, to be valued at first-in, first-out (FIFO) cost. After the total cost of the Inventories has been determined in accordance with the preceding sentence hereof, such amount shall then be reduced by the below inventory reserve adjustment. This inventory reserve adjustment shall be based on the following quantities of the Inventories and the following percentage reduction for such quantities:

Inventories                             Percentage Reduction

Over 4 Years Quantities On Hand              80.00%
Over 3 Years Quantities On Hand              75.00%
Over 2 Years Quantities On Hand              50.00%
Over 1 Year Quantities On Hand               25.00%
Over 6 Months Quantities On Hand              2.00%
All Other Inventories                         2.00%

As used herein, "Quantities" refer to units of Inventory sold by Seller during the calendar year 1997. At the Closing, Seller shall provide Buyer with its perpetual inventory records as of March 18, 1998.

 (d) (i) Furniture, fixtures, machinery, equipment and similar assets; (ii) catalogs, flyers, and similar assets and (iii) prepaid expenses shall have values based on the allocation of the Purchase Price to these items as made by Stephan, and as provided to Seller by Stephan following the Closing.

(e) The remainder of the Purchase Price shall be allocated to intangibles.



                               ARTICLE 4.

                               THE CLOSING

4.1 Place of Closing


The Closing of this transaction ("Closing") shall take place at a location mutually acceptable by Buyer and Seller.

4.2 Closing Date

The Closing Date shall be March 18, 1998, (the "Closing Date"), with the closing to commence at 10:00 a.m., or such other time and date as Buyer and Seller shall mutually agree.


                                ARTICLE 5.


REPRESENTATIONS AND WARRANTIES OF SELLER, ITS PARTNERS, AND
SHAHEEN

To induce Buyer and Stephan to enter into this Agreement, Seller, its Partners, and Shaheen, jointly and severally, make the following representations and warranties to Buyer and Stephan:

5.1 Organization, Standing and Power

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of the jurisdiction in which it is organized with full power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 5.1 hereto sets forth all states and other jurisdictions in which the Seller is duly qualified and in good standing to conduct business. There are no other states or jurisdictions in which the character and location of the properties owned or leased by Seller, or the conduct of its business, make such qualification necessary. True and complete copies of Seller's Certificate of Limited Partnership and all amendments thereto have been furnished to Buyer.

5.2 Ownership

The ownership of Seller is shown on Schedule 5.2.

5.3 Interests in Other Entities

Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

5.4 Authority

The execution and delivery by MFB, on its own behalf and as the general partner of Seller, and by SCI of this Agreement and all of the agreements, Schedules, Exhibits, documents and instruments specifically provided hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively called the "Executed Agreements"), and the performance by Seller and its Partners (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of MFB (on its own behalf and as the general partner of Seller) and SCI. Shaheen hereby individually represents and warrants that he is an individual over 21 years of age and is legally competent to enter into, execute and perform any of the Executed Agreements to which he is a party. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by MFB (on its own behalf and as the general partner of Seller), SCI or Shaheen (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Seller, its Partners or Shaheen (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) other than as to Shaheen, conflict with or result in a breach of any provision of their respective Agreement of Limited Partnership, Certificates of Incorporation or By-Laws,
(ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of Seller, or (v) interfere with or otherwise adversely affect the ability of Seller to carry on the Business as now conducted. Seller has the right, power, legal capacity, and authority to enter into, and perform its obligations under this Agreement, and has obtained, or shall obtain before the Closing, the necessary approvals or consents of any persons necessary to the consummation of the asset purchase in connection with this Agreement, including, but not limited to, the consents of Scherer and Fligelman

5.5 Properties

Except as set forth on Schedule 5.5 hereto, Seller has good and marketable title to all of the properties and assets (real, personal and mixed, tangible and intangible) it purports to own or use, including those set forth on the Balance Sheet (as defined below) or thereafter acquired (except properties or assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of the Balance Sheet), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. Except as set forth on Schedule 5. 5, such properties and assets are in good operating condition, normal wear and tear excepted, and are adequate for the purposes for which they are used. Schedule 5.5 also contains an accurate list setting forth all (i) real property owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Seller and
(ii) personal property leased by or to Seller or subject to a title retention or conditional sales agreement or other security device. All leases listed on Schedule 5.5 are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws; there are no existing defaults by either party thereunder; no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Seller thereunder; are in conformity with all laws including, without limitation for any real property leases, zoning or other building laws and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of Seller under such leases.

5.6 Financial Statements

Seller has delivered to Buyer true and complete copies of its audited balance sheets as of December 31, 1995 and 1996, and the related audited statements of income, retained earnings and cash flows for the fiscal years ended December 31, 1995 and 1996 and its unaudited balance sheet as of December 31, 1997 (the "Balance Sheet") and related unaudited statements of income, retained earnings and cash flows for the period ended December 31, 1997. Such financial statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise expressly stated in said financial statements and notes thereto) and fairly present the financial position of Seller at the dates thereof and the results of its operations for the periods as indicated. The books and records of Seller are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of Seller as set forth in the financial statements referred to herein.

5.7 Absence of Undisclosed Liabilities and Solvency

(a) Seller does not have any liabilities or obligations, whether known, unknown, accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities and obligations of a type customarily reflected on the balance sheet of Seller, reflected on the Balance Sheet in accordance with GAAP, (ii) in the case of all other types of liabilities and obligations described on Schedule 5.7 hereto, or (iii) incurred, consistent with past practice, in the ordinary course of business since the date of the Balance Sheet and which are not material either individually or in the aggregate.

(b) Seller is solvent, having assets which at a fair valuation exceed its known liabilities and Seller is able to meet its debts as they mature and will not become insolvent as a result of the transactions contemplated by this Agreement.

5.8 Absence of Certain Chances

Except as and to the extent set forth on Schedule 5.8 hereto, since the date of the Balance Sheet, Seller has not:

(i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

(ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $20,000.00 (counting obligations or liabilities arising from one transaction or a series of similar or related transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

(iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against on the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet;

(iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except those disclosed Pursuant to Section 5.8 hereof;

(v) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and in accordance with GAAP consistent with past practice none of which are material;

(vi) canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(vii) disposed of or permitted to lapse any rights to use any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person any trade secret, formula, process or know-how;

(viii) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise indicated on Schedule 5 8, no such increase is customary on a periodic basis or is required by agreement or understanding;

(ix) made any single capital expenditure or commitment (or a series of related capital expenditures or commitments) in excess of $20,000 00 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $20,000 00 (on a consolidated basis) for additions to property, plant, equipment or intangible assets;

(x) declared, paid or set aside for payment any distributions to its partners;

(xi) made any change in any method of accounting or accounting practice;

(xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its or any of its Partner's officers, directors, stockholders or employees or any "affiliate" or "associate" of any of its or any of its Partner's officers, directors, stockholders or employees (as such terms are defined in the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act")), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1997;

(xiii) delayed or failed to repay when due any material obligation of Seller;

(xiv) failed to operate the business of Seller in the ordinary course so as to preserve the Seller's business intact and to preserve the goodwill of Seller's suppliers, customers, distributors and other third parties having business relationships with Seller; and

(xv) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 5.8.

5.9 Bankruptcy and Insolvency

No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Seller. The assets of Seller, at fair market value, exceed its liabilities, immediately prior to the Closing Date. The sale of the Acquired Assets hereunder is not for the purpose of delaying or defrauding any creditors of Seller.

5.10 Tax Matters

(i) Seller has filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes (as defined below) owed by Seller (whether or not shown on any tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) Seller does not expect any authority to assess any additional
Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller claimed or raised by any authority in writing. To the knowledge of Seller, no issue has arisen in any examination of Seller by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Seller or its Partners (relating to Seller) since January 1, 1994.

(iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The unpaid Taxes of Seller did not, as of December 31, 1997, exceed the reserve for any tax liability set forth on the face of the Balance Sheet (rather than in any notes thereto). The provision for Taxes reflected on the books of account of Seller is adequate for all Taxes of Seller which have accrued since the date of the Balance Sheet.

(vi) For purposes of this Section 5.10 the following definitions shall apply:

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.11 Certain Contracts

Schedule 5.11 hereto contains a complete and correct list of all contracts, commitments, obligations and undertakings, written or oral, to which Seller is a party or otherwise bound the dollar value of which exceeds $10,000.00 (collectively, the "Contracts"). Complete and correct copies of all Contracts, set forth on any of the Schedules attached hereto, including, without limitation, Schedule 5.11 have been, or, upon request, will be, furnished to Buyer, and except as expressly stated on Schedule 5. 11, each of such Contracts is in full force and effect, no person or entity which is party thereto or otherwise bound thereby is, to the knowledge of Seller, in material default thereunder, and, to the knowledge of Seller, its Partners and/or Shaheen, no event, occurrence, condition or act exists which, with the giving of notice or the lapse or time or both, would give rise to a material default or right of cancellation thereunder, and to the knowledge of Seller, its Partners, and/or Shaheen, there have been no threatened cancellations thereof and there are no outstanding material disputes thereunder. Seller has not received notice that any party to any of the Contracts intends to cancel or terminate any such Contracts or to exercise or not exercise any options under any of such Contracts. Seller is not a party to, nor are the Acquired Assets bound by, any agreement that is materially adverse to the Business, property, or financial condition of Seller.

5.12 Inventory

Schedule 2.1(b) sets forth a complete and accurate list of all Inventory as of the close of business on March 18, 1998, and Schedule 5.12 sets forth a complete and accurate list of all Inventory as of December 31, 1997. All Inventory set forth on either Schedule 2.1(b) or Schedule 5.12 consists of items of a quality and quantity suitable and usable or saleable in the ordinary course of business for the purposes for which they are intended, are in good and merchantable condition except for obsolete materials, materials of below standard quality and not readily marketable items, all of which have been adequately reserved against on the books and records of Seller in accordance with Section 3.4(c) hereof. Inventory is stated at cost, subject to the reserve adjustment required by Section 3.4(c) hereof. There has not been any significant adverse change in the quantity or quality of Inventories since the date of the Balance Sheet. The present quantity of Inventory is reasonable in the present circumstances of Seller's business and consistent with the average level of Seller's Inventory in the past twelve months.

5.13 Fixed Assets

Schedule 2.1(a) contains a true and complete list of all of the fixed assets owned by, in the possession of, or used by Seller in connection with the Business. Except as stated on Schedule 2.1(a) no fixed assets used by Seller in connection with the Business are held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement.

5.14 Accounts Receivable

Schedule 2.1 (c) contains a true and complete list of the accounts receivable of Seller. The accounts receivable reflected on
Schedule 2.1(c) and on the Balance Sheet, and all accounts receivable arising since the Balance Sheet date, which may not be included on Schedule
2. l(c) or the Balance Sheet, represent bona fide claims of Seller against debtors for sales or services sold or performed and are good and collectible in the ordinary course of business at the aggregate amounts recorded on Schedule 2. l(c) or on such Balance Sheet or as reflected in the books of account of Seller, less the amount of the reserve for bad accounts reflected in said Balance Sheet or on the books of account of Seller (which reserve has been established on a basis consistent with past practice and in accordance with GAAP), and are not subject to any defenses, recoupments, counterclaims, disputes or rights of offset.

5.15 Insurance

Schedule 5.15 hereto contains a complete and correct list and summary description of all policies or binders of insurance in which Seller is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect and provide the type and amount of coverage reasonably required for the business of Seller. No insurer has advised Seller, its Partners or Shaheen that it intends to reduce coverage, increase premiums or not renew any existing policy or binder. In the past five years no provider of insurance to Seller has failed to renew any policy or refused to grant any insurance coverage requested by Seller.

5.16 No Violation of Law

Seller is not engaged in any activity and is not omitting to take any action as a result of which Seller would be in violation of any law, rule, regulation, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, foreign or domestic (collectively, "Laws"), applicable to Seller or any of its properties, products, operations, businesses, pension or other employee benefit plans, labor practices, or employees, including, without limitation, the rules and regulations of the United States Food and Drug Administration and any similar governmental authority of any state or foreign entity, any laws, rules and regulations relating to air, water, solid or liquid waste disposal practices, health or safety practices advertising practices or hiring, promotion or retirement practices, the violation of which may result in a material and adverse effect on the business or condition (financial or otherwise) of Seller. Neither Seller nor its Partners or Shaheen have received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with any Laws, and there are no existing circumstances which are reasonably likely to result in any violations of any Laws.

5.17 Litigation

Other than as set forth on Schedule 5.l7 hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations (collectively, "Actions"), pending or to the best knowledge of Seller, its Partners and/or Shaheen, threatened against or affecting, or which may affect, Seller or any of its properties, assets or businesses or the transactions contemplated hereby, nor does Seller, its Partners and/or Shaheen have knowledge of any reasonable basis for any such Actions. The Actions described on Schedule 5.17 do not materially and adversely affect, and/or will not materially and adversely affect, Seller or any of its properties, assets or businesses. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against Seller which are not satisfied.

5.18 Intangible Rights and Intellectual Property

Schedule 2. l(d) hereto is a true and complete list of all licenses, computer software or systems that are proprietary to Seller, patents, copyrights, trademarks, trade names and business names, whether foreign or domestic, owned or used by Seller in the conduct of its business and all pending applications therefor (the "Intangible Rights and Intellectual Property"). All Intangible Rights and Intellectual Property listed on Schedule 2.1(d) have been, to the extent applicable and indicated on such Schedule, duly registered with or filed in or issued by the United States Patent and Trademark Office or such other government entity or foreign government entity as indicated in such Schedule and such registrations and filings remain in full force and effect. Except as set forth on Schedule 2.1 (d) no other party other than Seller, including its Partners or Shaheen (other than as a result of their ownership of Seller), has any ownership or other interest in any of the Intangible Rights and Intellectual Property. To the knowledge of Seller, its Partners and Shaheen, none of the Intangible Rights and Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity nor have any of them received any notice or other communication of any alleged or actual infringement by Seller of the rights or others.

5.19 Right to Use Name

Seller has the right to use its name and any fictitious business names as presently used and this right is not subject to any pending or, to the best of Seller's knowledge, threatened challenge. To the best of Seller's knowledge, its name is not used by any other person or business in any state in which it conducts business.

5.20 Suppliers and Customers

Seller has received no oral or written complaints with respect to its supply, purchase, sale, distribution, sales representative or similar agreements necessary for the normal operation of the business or any notice from any customer that it intends to return any inventory of Seller other than in customary amounts in the ordinary course of business.
Schedule 5.20 hereto contains a true and complete list of all of Seller's significant suppliers and customers . Seller has received no notice stating that (i) any supplier or customer expects to materially reduce its business with Seller by reason of the transactions contemplated by this agreement or for any other reason whatsoever or (ii) any supplier named on Schedule 5.20 has any intention to increase supply costs, adversely change any other terms of supply arrangements or significantly increase the delivery time of any supplies. Seller has no agreement or understanding with any customer that upon return of any products to Seller that such customer will be entitled to a credit for any amount other than the invoice price of the products so returned, and there is no standard in the industry of Seller for customers to obtain credits in excess of such amounts.

5.21 Approvals

Seller has obtained and there remain in effect, all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises necessary for the operation of its business as presently conducted by it, and the continued operation thereof on substantially the same basis following the Closing Date.

5.22 Governmental Authorizations; Third Party Consents

Except as set forth on Schedule 5.22 hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required to be obtained by Seller, its Partners or Shaheen in connection with the execution, delivery or performance by any of them, of this Agreement or the transactions contemplated hereby.

5.23 Employee Arrangements: ERISA

Except as reflected on Schedule 5.23 hereto, Seller has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which Seller is a party or otherwise bound which are not terminable, pursuant to their respective terms, by Seller without penalty or further obligation on 30 days notice or less, (ii) no compensation plans, bonus plans, deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans and/or (iii) no employee benefits plans established or maintained by Seller which are qualified for federal income tax exemption under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended, (the "Code"). All charges for vacation time have been accrued on the Balance Sheet in accordance with GAAP.

5.24 Environmental Matters

No Hazardous Material (as defined below) has been discharged, dumped, spilled, leaked, migrated, disposed of, or released at, on or under any properties which the Seller (i) currently owns, leases, occupies or operates or (ii) previously owned, leased, occupied or operated during such period of ownership, lease, occupation or operation. Seller has neither knowledge nor reason to believe or suspect, that any such discharge, dumping, spillage, leakage, disposal or release occurred before or after the Seller took title to, or possession or operation of, any of such properties, or that any such Hazardous Materials are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters. For purposes of this Section, "Hazardous Materials" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any environmental law of any jurisdiction, including (1) petroleum, crude oil and any fractions thereof, (2) natural gas, synthetic gas and any mixtures thereof, (3) asbestos and/or asbestos-containing material, (4) radon and (5) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

5.25 Bank Accounts and Powers of Attorney

Schedule 5.25 hereto contains a complete and correct list showing (i) the name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to sign or draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from Seller.

5.26 Certain Business Matters

Except as set forth on Schedule 5.26 hereto, (i) Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of its products and services, (ii) Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternatives sources are not available on comparable terms and conditions and (iii) there are not pending, and to Seller's, its Partner's and/or Shaheen's knowledge, there are not threatened, any labor negotiations involving or affecting Seller, and to Seller's, its Partners' and Shaheen's knowledge, no organizing activities involving union representation exist in respect of any of its employees.
Schedule 5.26 also sets forth any product warranties given to third parties by Seller and except for the product warranties described in Schedule 5.26 Seller neither gives nor is bound by any express warranties relating to its products or services. To Seller's, its Partners' or Shaheen's knowledge, there has been no assertion of any breach of product warranties which could have a material adverse effect on the business or condition (financial or otherwise) of Seller and, to Seller's, its Partners' or Shaheen's knowledge, there are no problems or potential problems with respect to any product sold by Seller whether relating to its safety, efficacy, life or otherwise. Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person. Except as set forth on Schedule 5.26, Seller is not a party to or bound by any agreement or involved in any transaction in which any principal of Seller or any officer, director or stockholder of its Partners, or any affiliate or associate (as defined under the Securities Act) of any such person has, or had when made, a direct or indirect material interest.

5.27 Computer System

Except as disclosed on Schedule 5.27, all computer hardware and software and related materials used by Seller in the performance of Seller's business (collectively, the "Computer System") are in good working order and condition, and Seller has not experienced any significant defects in design, workmanship or material. The Computer System has the performance capabilities, characteristics and functions necessary for the conduct of Seller's business. The use of the Computer System by Seller (including any software modifications) (i) does not and has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and
(ii) does not and has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to Seller, warranties available to Seller or rights of Seller thereunder. Consummation of the transactions contemplated hereby will not impair, preclude or increase the cost of the Buyer's use of the Computer System.

5.28 Purchase Commitments and Outstanding Bids

As of February 28, 1998, the aggregate of all accepted and unfulfilled orders for the sale of merchandise entered into by Seller is, in the aggregate, at least $21,946.00 and the aggregate of all orders or commitments for the purchase of supplies by Seller does not exceed $699,154.00, all of which orders and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against Seller to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable, other than claims made in the ordinary course of business or for which reasonable reserves have been taken on the Balance Sheet. To the knowledge of Seller, its Partners and/or Shaheen, no outstanding purchase or lease commitment of Seller was knowingly made at any price in excess of the then current market price.

5.29 Absence of Certain Business Practices

Neither Seller nor its Partners and/or Shaheen, nor any of their respective officers, directors, employees and/or agents have engaged in any activities in the operation of the Seller's business which are prohibited under United States federal, transnational, state, local or foreign statutes or laws, including, without limitation, (i) knowingly soliciting or receiving any remuneration (including any kickback, bribe, illegal gift, gratuity, rebate or other similar benefit), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing, or arranging for the furnishing, of any item or service or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item, or
(ii) knowingly selling any products or providing any services to any customers who are engaged or involved in any illegal practices or activities.

5.30 Investment Intent

Each entity or person receiving Stephan Common Stock hereunder is an "accredited investor" as such term is defined in Rule 501 in Regulation D under the Securities Act and has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Stephan Common Stock. Each entity or person receiving Stephan Common Stock hereunder acknowledges that Buyer and Stephan have made available to each such person or entity the opportunity to ask questions of and receive satisfactory answers from Buyer and Stephan concerning Buyer and Stephan. All such questions have been answered to the satisfaction of each entity or person receiving Stephan Common Stock hereunder. In addition each entity or person receiving Stephan Common Stock further acknowledges receipt of all filings made by Stephan with the SEC since (and including) the filing of Stephan's latest annual report on Form 10-K with the SEC. Shares of Stephan's Common Stock issued or to be issued hereunder are being acquired by each entity or person receiving Stephan Common Stock hereunder for such person or entity's own account, for investment and not with a view to, or for resale in connection with, any distribution of such shares within the meaning of the Securities Act.

5.31 Sale or Disposition of Stephan Common Stock

Seller, its Partners and Shaheen represent and warrant that they will not sell or otherwise dispose of any Stephan Common Stock except pursuant to: (i) a registration of the Shares under the Securities Act;
(ii) compliance with the provisions of Rule 144 promulgated under the Securities Act, as it now exists or may hereafter be amended; or (iii) such other exemption from registration that may be applicable to such transaction.

5.32 Brokers

Except as set forth on Schedule 5.32, no agent, broker, person or firm acting on behalf of the Seller, its Partners or Shaheen, or under authority of any of the foregoing is or shall be entitled to a fee or brokerage commission or other like payment in connection with the transactions contemplated hereby from the Seller, its Partners or Shaheen.

5.33 Disclosure

No representation or warranty made by Seller, its Partners and/or Shaheen in any of the Executed Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

                            ARTICLE 6.

          REPRESENTATIONS AND WARRANTIES OF BUYER AND STEPHAN

To induce Seller, its Partners, and Shaheen to enter into this Agreement, Buyer and Stephan make the following representations and warranties to Seller its Partners, and Shaheen:

6.1 Organization, Good Standing and Qualification

Buyer and Stephan are corporations duly organized, validly existing, and in good standing under the laws of Florida.

6.2 Due Authorization

The execution and delivery of this Agreement by Buyer and Stephan, and the performance by Buyer and Stephan of their obligations hereunder, have been or by the Closing Date will have been duly authorized by all requisite corporate action on the part of Buyer and Stephan, and no other corporate or shareholder authorization or approval is required for Buyer and Stephan to enter into this Agreement or to perform their obligations hereunder. This Agreement constitutes a valid and binding obligation of Buyer and Stephan enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws affecting creditors' rights and to general equitable principles.

6.3 Approvals and Consents

No consent, authorization, or waiver by or filing with any governmental agency or any person not a party to this Agreement is required in connection with the execution or performance of this Agreement by Buyer or Stephan or the consummation by Buyer and Stephan of the transactions contemplated hereby which have not been obtained by Buyer and Stephan, or as of the Closing will not have been obtained by Buyer and Stephan.


6.4 Disclosure

No representation or warranty made by Buyer or Stephan in any of the Executed Agreements contains or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statement therein not misleading.

                                ARTICLE 7.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations, warranties, and obligations made by the parties to each other shall survive the Closing and delivery of the Stephan Common Stock under this Agreement, except to the extent otherwise provided in this Agreement or otherwise specifically waived in writing by the parties. Without limiting the foregoing, all representations, warranties, and obligations by Seller, its Partners and Shaheen and by Buyer and Stephan shall survive the Closing for a period of two (2) years after the Closing Date, except for breaches with respect to (i) Seller's and its Partners' authority to enter into and the binding effect of this Agreement,
(ii) the good and marketable title to the Acquired Assets; (iii) all employee benefit plans, which were established or maintained by Seller to be qualified for federal income tax exemption under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended, being in compliance with ERISA and other related federal income tax laws and Treasury regulations;
(iv) the timely filing of true and correct tax returns, and the timely payment of all taxes; and (v) Seller's compliance with all applicable federal, state and local laws and regulations. Each of (i) and (ii) hereof shall survive indefinitely after the Closing Date, and each of (iii), (iv) and (v) shall survive up to the applicable statute of limitations.

                              ARTICLE 8.

                 SELLER'S OBLIGATIONS BEFORE CLOSING

Seller covenants that, except as otherwise agreed to in writing by Buyer and Stephan, from the date of this Agreement until the Closing:

8.1 Buyer's and Stephan's Access to Premises and Information

Buyer, Stephan and their counsel, accountants, and other representatives and agents shall be entitled to have reasonable access during normal business hours to all of Seller's properties, books, accounts, records, contracts, and documents of or relating to the Acquired Assets or the Business for the purpose of conducting Buyer's and Stephan's due diligence review, provided, that any due diligence review conducted by Buyer or Stephan or any representative of Buyer or Stephan shall not affect any of the representations and warranties made by Seller, its Partners or Shaheen hereunder. Seller shall furnish or cause to be furnished to Buyer, Stephan and their representatives all data and information concerning the business, finances, and properties of Seller that may reasonably be requested, and Buyer and Stephan and/or their representatives shall have the right to make copies thereof and excerpts therefrom.

8.2 Conduct of Business in Ordinary Course

Seller shall carry on its Business diligently and in substantially the same manner as it previously has been carried on, and Seller shall not make or institute any material change in the character of the Business or any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement, and shall not incur any additional Fleet Capital Indebtedness other than accrued interest.

8.3 Preservation of Business and Relationships

Seller shall use its best efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it. Seller shall maintain all of the Acquired Assets in good repair, order, and condition, except for normal wear and tear.

8.4 Maintenance of Insurance

Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

8.5 Employees and Compensation

Seller shall not do, or agree to do, any of the following acts:
(i) grant any increase in salaries payable or to become payable to any employee, sales agent or representative, (ii) increase benefits payable to any employee, sales agent, or representative under any bonus or pension plan or other contract or commitment, or (iii) adopt any new pension, welfare, benefit or severance plan. Seller shall permit Buyer and Stephan, in coordination with Seller, to contact its employees at reasonable times for the purpose of discussing with such employees prospective employment by Buyer.

8.6 New Transactions

Seller shall not do or agree to do any of the following acts:
(i) enter into any contract, commitment, or transaction not in the usual and ordinary course of its business or which is inconsistent with Seller's past practice; (ii) enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $20,000.00 (iii) make any capital expenditures in excess of $15,000.00 for any single item or $20,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $15,000.00; (iv) sell, dispose, or lease of any capital assets; or (v) incur any indebtedness, other than current trade payables, ordinary in nature and amount, incurred in the ordinary course of its business and consistent with past practices, or (vi) enter into any agreements or transaction with any person or entity who or which is an associate or an affiliate of Seller, its Partners or Shaheen.

	8.7	Distributions or Dividends

     Seller shall not make any cash distributions or dividend type payments to any of its Partners.

8.8 Advise Buyer and Stephan of Adverse Change

Seller shall promptly advise Buyer and Stephan of (i) the occurrence of any material adverse change in Seller's financial condition or in the results of its operations; (ii) the occurrence of any other event or condition that materially and adversely affects the Acquired Assets or the Seller's Business; or (iii) the imposition of any lien, pledge, or encumbrance on any of the Acquired Assets. Seller shall promptly notify Buyer and Stephan of: (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (B) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (C) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, the Acquired Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.17 or that relate to the consummation of the transactions contemplated by this Agreement; (D) the damage or destruction of any Acquired Asset or part thereof; or (E) any Acquired Asset or part thereof becoming the subject of any proceeding or, to the best knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

8.9 Representations and Warranties True at Closing

Seller, its Partners and Shaheen shall assure that all of their representations and warranties set forth in this Agreement and in any written statements delivered to Buyer and Stephan by them under this Agreement are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as if made on those dates and that all conditions precedent to Closing shall have been met.

                              ARTICLE 9.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND STEPHAN

The obligations of Buyer and Stephan to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, any of which may be waived by Buyer or Stephan:

9.1 Accuracy of Representations and Warranties

The representations and warranties of Seller, its Partners and Shaheen set forth in this Agreement shall be or shall have been true and correct in all respects (i) as of the date of this Agreement, and (ii) as of the Closing Date.

9.2 Seller's, its Partners' and Shaheen's Performances

Seller, its Partners and Shaheen shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller, its Partners and Shaheen on or before the Closing.

9.3 Absence of Litigation

No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to their consummation, shall have been instituted or threatened on or before the Closing.

9.4 Consents

All necessary agreements and consents of any party to the consummation of the transactions contemplated by this Agreement set forth on Schedule 5.22 shall have been obtained by Seller and delivered to Buyer and Stephan.

9.5 Approval of Documentation

The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer and Stephan under this Agreement, shall be satisfactory in all reasonable respects to Buyer and Stephan and their counsel.

9.6 Partners' and Shaheen's Certificate

Buyer shall have received a certificate, executed by the Partners and Shaheen, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, certifying that the conditions specified in Sections 9.1, 9.2, 9.3, 9.4 and 9.7 have been satisfied.

9.7 Partner Approval

The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary partner action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the General Partner of Seller.

9.8 Due Diligence

Buyer and Stephan shall have completed their legal and financial due diligence review of Seller.

9.9 Opinion of Seller's Counsel

Buyer shall have received an opinion of Merritt & Tenney, LLP, counsel to Seller, dated as of the Closing, substantially in the form set forth as Exhibit B hereto.

9.10 Termination of Notes Payable

If Buyer issues any new notes payable or other written evidence of indebtedness in payment of any of Seller's creditors, any existing notes payable or other written evidences of indebtedness owed by Seller shall be canceled and such canceled notes payable or other written evidences of indebtedness shall be delivered to Buyer.

9.11 UCC Termination Statement

Stephan and Buyer shall have received UCC-Termination Statements from Fleet Capital.

9.12 Escrow Agreement

Buyer and Stephan shall have received a fully executed copy of the Escrow Agreement substantially in the form set forth as Exhibit A hereto.

9.13 No Loss or Damage

There shall have been no loss or damage to any of Seller's assets in excess of $5,000.00, whether or not covered by insurance, and no material adverse change in the business or financial condition of Seller.

9.14 Bill of Sale and Assignment

Buyer shall have received a Bill of Sale and Assignment for the Acquired Assets duly executed by Seller and in substantially the form of Exhibit C hereto, and other good and sufficient instruments of transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel (e.g., documents necessary for the transfer of the vehicles).

9.15 Sublease in California

Buyer and Seller shall have entered into a sublease for the premises described on Schedule 2.1(g) as Item 2, with the prior approval of Oro Construction Company.

9.16 Good Standing Certificate

Buyer shall have received a Certificate (s) of good standing of Seller dated within ten ( 10) days before the Closing, issued by the Secretaries of State of the jurisdictions in which Seller is qualified to transact business.

                              ARTICLE 10.

CONDITIONS PRECEDENT TO SELLER'S, ITS PARTNERS', AND SHAHEEN'S
                             PERFORMANCES

The obligations of Seller, to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

10.1 Accuracy of Representations and Warranties

The representations and warranties of Buyer and Stephan set forth in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement; and (ii) as of the Closing Date.

10.2 Buyer's and Stephan's Performances

Buyer and Stephan shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer and Stephan on or before the Closing.

10.3 Corporate Approval

The execution and delivery of this Agreement by Buyer and Stephan, and the performance of their covenants and obligations under it, shall have been duly authorized by all necessary corporate action.

10.4 Absence of Litigation

No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing.

10.5 Officer's Certificate

Seller shall have received a certificate, executed by an executive officer of Buyer and Stephan, where applicable, dated as of the Closing, in form and substance satisfactory to Seller and its counsel, certifying that the conditions specified in Sections 10.1, ]0.2, 10.3 and
10.4 have been satisfied.

10.6 Approval of Documentation

The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller, its Partners and Shaheen under this Agreement, shall be satisfactory in all reasonable respects to Seller, its Partners, Shaheen and their counsel.

10.7 Stephan Common Stock

Seller shall have received a certificate for Stephan Common Stock representing seventy percent (70%) of the Purchase Price, as determined pursuant to Section 3.1 hereof.

10.8 Escrow Agent

Escrow Agent shall have received a certificate for Stephan Common
Stock representing the remaining thirty percent (30%) of the Purchase Price, together with an executed copy of the Escrow Agreement.

10.9 Escrow Agreement

Seller shall have received a fully executed copy of the Escrow
Agreement. substantially in the form set forth as Exhibit A hereto.

10.10 Lease

Seller shall have received a Lease Agreement substantially in the form annexed to this Agreement as Exhibit D.

                              ARTICLE 11.

OBLIGATIONS AFTER THE CLOSING DATE

11.1 Change of Name

Seller, the Partners and Shaheen agree that after the Closing they shall not use or employ in any manner directly or indirectly the name "Morris-Flamingo", or any variation thereof, and that Seller, the Partners and Shaheen will immediately take and cause to be taken all necessary action by himself, its Partners, and owners, as applicable, and any other required persons to change their name by the Closing to a name approved by Buyer.

11.2 Indemnification by Seller, its Partners, and Shaheen

Seller, its Partners, and Shaheen agree to indemnify and defend
Buyer, Stephan, and their respective affiliates, officers, directors, employees and agents and hold each of them harmless after the Closing Date, and agrees to pay and reimburse such aforementioned entities and/or persons, (net of the proceeds of insurance, if any) against and in respect of:

(a) All liabilities and obligations of, or claims, of Seller other than the Fleet Capital Indebtedness and the Assumed Liabilities including, without limitation, any claims which may be made by either Cheung's Hair Beauty Supply Co., Ltd. or LePachu, Ltd. with respect to the Major Note under the provisions of Section 2.4 hereof;

(b) Any and all damages, losses, deficiencies, costs, and expenses, including without limitation, interest, penalties and reasonable attorneys' fees, ("Losses"), arising out of or resulting from any misrepresentation, inaccuracy in, breach or alleged breach of any representation or warranty, or breach or alleged breach or nonfulfillment of any obligation, agreement or covenant on the part of Seller, its Partners or Shaheen under this Agreement or from any misrepresentation in, omission from, or occasioned by any certificate or other document furnished to Buyer or Stephan under this Agreement whether in respect of a third party action or otherwise;

(c) Any and all actions, suits, proceedings, demands, assessments, judgements, costs, and reasonable legal and other reasonable expenses incident to any of the foregoing.

(d) Any losses, claims or reasonable expenses incurred by Stephan in connection with any information or omissions provided by Seller, its Partners, or Shaheen in any registration statement pursuant to Article 12 hereof.

(e) Any and all Losses arising in connection with the ownership or use of the Acquired Assets (including, without limitation, any Losses attributable to product liability or warranty claims, and pending litigation, but excluding any losses incurred by Buyer as a result of the sale or other disposition of any Acquired Assets by Buyer after the Closing Date or resulting from the actions or inactions of Buyer), or resulting from or arising out of any liability or obligation of the Seller (other than, after the Closing Date, the Fleet Capital Indebtedness and the Assumed Liabilities) or any of its affiliates, prior to the Closing Date, whether in respect of a third-party action or otherwise. In regard to any union contract or collective bargaining agreement, Seller shall be responsible for all obligations prior to the Closing Date. As of the Closing Date, Buyer shall be responsible for any union contract or collective bargaining agreement obligations arising or occurring thereunder on or after the Closing Date.

(f) Notwithstanding the foregoing, Seller, its Partners and Shaheen shall not indemnify Buyer and Stephan for any such indemnification obligations until such obligations, excluding any reasonable attorneys' fees actually incurred by Buyer and Stephan and excluding any claims which may be made by either Cheung's Hair Beauty Supply Co., Ltd. or Lepachu, Ltd. with respect to and in connection with the indebtedness owed to them by Major International Supply, equal or exceed $50,000.00 in the aggregate, in which case such indemnification obligations of Seller, its Partners and Shaheen shall include all such indemnification obligations including such $50,000.00 amount actually incurred by Buyer and Stephan, and provided further, that all such indemnification obligations of Seller's Partners and Shaheen shall in all events be limited to the Stephan Common Stock or the proceeds from the sale thereof received by Seller, its Partners or Shaheen as the Purchase Price hereunder. The reasonable attorneys' fees actually incurred by Buyer and Stephan and any claims which may be made by either Cheung's Hair Beauty Supply Co., Ltd. or Lepachu, Ltd. with respect to and in connection with the indebtedness owed to them by Major International Supply shall be indemnified regardless of the $50,000.00 amount.

 (g)To provide Buyer and Stephan with partial security for Seller's, its Partners', and Shaheen's indemnification obligations hereunder, as well as to adjust the Purchase Price downward on a dollar for dollar basis as provided for in Section 3.1 (c) hereof, Seller, its Partners, and Shaheen shall execute an Escrow Agreement substantially in the form attached hereto as Exhibit A, with thirty percent (30%) of the Stephan Common Stock issued at Closing to be held in escrow and disposed of as provided for in the Escrow Agreement. If, and to the extent that, there may be insufficient Escrow Property (as defined in the Escrow Agreement) to satisfy any indemnification obligations hereunder, the Seller shall, at its option, either satisfy such Loss by the payment of cash to Buyer or by the satisfaction of such Loss with Stephan Common Stock. For purposes of any such payments made by Seller with Stephan Common Stock, the Stephan Common Stock shall be valued at $11.00, subject to adjustment upward or downward of up to ten percent ( 10%) based on the average closing sales price of Stephan's Common Stock as reported by the American Stock Exchange for the twenty (20) trading days prior to the Closing Date.

(h) The procedure for seeking indemnification shall be as follows:

Buyer and Stephan agree that promptly upon receipt by either of them of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise with respect to any matter as to which Seller, its Partners and Shaheen have agreed to indemnify Buyer and Stephan, Buyer and Stephan shall give prompt notice thereof in writing to the Seller, its Partners and Shaheen, together with the statement of such information respecting such demand, assertion, claim, action or proceeding as Buyer and Stephan shall then have; provided, however, that Seller, its Partners and Shaheen shall not be relieved of liability hereunder for failure by the Buyer and Stephan to give prompt written notice, unless Seller, its Partners and Shaheen are materially prejudiced by such failure, in which case Seller, its Partners and Shaheen shall not be liable for any indemnity under this Agreement to the extent so prejudiced. If Seller, its Partners and Shaheen acknowledge full responsibility under this Agreement, Seller, its Partners and Shaheen shall contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action or proceeding with respect to which they have been called upon to indemnify the Buyer and Stephan under the provisions of this Agreement; provided, however, that:

(i) notice of intention to contest and defend shall be delivered to the Buyer and Stephan within fifteen (15) calendar days from the receipt by Seller, its Partners and Shaheen of notice of the assertion of such demand, assertion, claim, action or proceeding;

(ii) Seller, its Partners and Shaheen shall pay all costs and expenses of such contest, including all attorneys' and accountants' fees, and the cost of any bond required by law to be posted in connection with such contest;

(iii) such contest shall be conducted by reputable attorneys employed by Seller, its Partners and Shaheen (with the reasonable approval of the Buyer and Stephan) at Seller's, its Partners' and Shaheen's sole cost and expense, but Buyer and Stephan shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at its own cost and expense;

(iv) if, after such opportunity, Seller, its Partners and Shaheen do not elect to assume the defense in any such proceeding, then Stephan and/or Buyer may contest and defend against such asserted claim or liability in such manner as it may deem appropriate, including settling such claim, and Seller, its Partners and Shaheen shall (A) be bound by the results obtained by Buyer and Stephan, including any out-of-court settlement or compromise and (B) pay all of Stephan's and/or Buyer's costs and expenses (including reasonable legal fees) in defending such matter;

(v) Seller, its Partners and Shaheen will not settle any claim without the prior written consent of Buyer and Stephan, unless the settlement contains a complete and unconditional release of the Buyer and Stephan, and the settlement does not involve the imposition of any nonmonetary relief on Buyer and Stephan.

11.3 Retention of Shares or Proceeds

Seller, its Partners, and Shaheen covenant that during the two
(2) years following the Closing Date, they shall hold the Stephan Common Stock or the proceeds from the sale of any Stephan Common Stock. During this two (2) years, Seller may distribute some or all of such Stephan Common Stock solely to its Partners or Shaheen to be held by its Partners and Shaheen, in accordance with their ownership interests in Seller or with respect to Shaheen, according to his ownership of MFB.

11.4 Access to Records

For a four (4) year period from and after the Closing Date, Buyer shall retain all books and records received from Seller, including, but not limited to, the books and records referred to in Section 2.1(f) of this Agreement. Buyer shall allow Seller, its Partners, and Shaheen, their counsel, accountants and other representatives and agents, reasonable access to such books and records which Seller, its Partners and Shaheen, their counsel, accountants and other representatives and agents may reasonably require to comply with their obligations under this Agreement and the law (e.g., audit of Seller's income tax or sales tax returns by federal or state agencies). Seller agrees to provide Buyer with fifteen
(15) days prior written request for access to such books and records. Such request shall contain the specific books and records which are needed by Seller together with the reasons why Seller needs access to such books and records. Buyer's consent to such request shall not be unreasonably withheld. In the event that Seller is required by Buyer or is otherwise required to have access to such books and records upon Buyer's business premises, then such access must be during normal business hours without unreasonable interference with Buyer's employees. Such access must also be concluded within a reasonable time period and all costs which may be incurred by Buyer in granting such access to Seller shall be the responsibility of Seller.

11.5 Deposits of Checks

Seller shall cooperate with Buyer in making all necessary arrangements so that checks, wire transfers and/or other payments on the accounts receivable shown on Schedule 2.1 (c) may be deposited into Buyer's bank accounts without endorsement by Seller.

                              ARTICLE 12.

                          REGISTRATION RIGHTS

12.1 Request for Registration

Notwithstanding Seller's, its Partners', and Shaheen's
(hereinafter in this Article 12 referred to as "Holders") present intentions to acquire the Stephan Common Stock for the purpose of investment, as set forth in this Agreement, Stephan shall prepare and file a registration statement, under the Securities Act with respect to all of the Stephan Common Stock then owned by Holders, as and when such filing is requested by Holders; provided, however, that such request shall not be made by Holders before one (I ) year from the Closing Date. Stephan shall use its best efforts to make the registration statement effective as promptly as practicable, including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act. Stephan shall not be obligated to effect, or to take any action to effect any such registration pursuant to this Section 12.1 after Stephan has initiated one such registration pursuant to this Section 12.1 (counting for these purposes only registrations which have been declared or ordered effective). For purpose of this Section 12.1, Holders shall have three (3) years, commencing one (1) year from the Closing Date, within which to exercise their rights to request such registration but if registration of all of the Shares has not occurred by the end of such three
(3) years, then Stephan agrees to register all of the unregistered Shares immediately upon the expiration of such three (3) years. Notwithstanding anything to the contrary set forth herein, Stephan shall not be required to register the Stephan Common Stock if in the opinion of counsel to Stephan the disposition of the Stephan Common Stock is exempt from the registration and prospectus requirements of the Act.

12.2 Inclusion of Shares in Registration

If, within three (3) years after the Closing Date, Stephan files a registration statement under the Securities Act, covering a sale by Stephan of its common stock (other than a registration statement or a form that does not permit the inclusion of shares by its securities holders), Stephan shall mail to each Holder (at Holder's address in the Stephan's share transfer records) written notice of its intent to file such registration statement. If a Holder delivers a written request to Stephan, within twenty (20) days after the mailing of the notice, setting forth the number of shares of Stephan Common Stock Holder desires to include in such registration, Stephan agrees to use its best efforts to include those shares of Stephan Common Stock of each such Holder in the registration statement and related underwriting arrangements; provided, however, that Stephan shall not be so obligated if, in the opinion of counsel for Stephan, the disposition of such shares requested to be included in such registration is exempt from the registration and prospectus requirements of the Act. Each Holder agrees that, if the offering by Stephan is underwritten, Holder's shares of Stephan Common Stock are to be underwritten by the same underwriter or underwriters on the same basis as the other shares of Stephan Common Stock included. If, in spite of reasonable efforts of Stephan, the inclusion of all of the shares of Stephan Common Stock that each Holder intends to sell shall not be acceptable to the managing underwriter or underwriters of the offering, Stephan may limit or eliminate the number of shares of Stephan Common Stock of each Holder to be sold. If the offering is not completed within ninety
(90) days after the effective date of the registration statement, Stephan shall be entitled to register any unsold portion of the shares of Stephan Common Stock. The manner and conduct of any registration, including the contents of the registration statement and of any underwriting or other related agreements, shall be entirely in the control and discretion of Stephan. Each Holder agrees to cooperate with Stephan in the preparation and filing of any registration statement prepared and filed under this
Section 12.2. Each Holder shall make the customary agreements, representations, warranties, and indemnifications to the underwriters in any offering with respect to any Stephan Common Stock included at such Holder's request.

12.3 Expenses of Registration

All expenses of every kind relating to the preparation and filing of all registration statements, amendments, supplements, prospectuses, and other documents under this Article 12 shall be paid by Stephan, including all costs and expenses, ordinarily incurred in connection with the public offering of securities, including, without limitation, printing costs and fees and expenses of counsel and accountants for Stephan. However, the expenses payable by Stephan shall not include the fees and expenses of counsel of the selling Holders or underwriting discounts, commissions or expenses, which are customarily incurred by Holders in such transactions, which shall be the responsibility of Holders.

12.4 Additional Request for Registration and Extension of Time

If Stephan and/or the underwriters limit the Stephan Common
Stock which Holders desire to register in exercising either their request for registration under Section 12.1 hereof or their "piggyback" rights under Sections 12.2 hereof, then Holders shall be entitled to an additional request for registration under Section 12.1 hereof, and the three (3) years as specified in Sections 12.1 and 12.2 hereof shall be extended by six (6) months, if, and only if, any such limitation is imposed by Stephan and/or the underwriters during the last six (6) months of the applicable periods of Section 12.1 or 12.2.

12.5 Information by Holder; Indemnification

Each Holder shall furnish to Stephan such information regarding such Holder as Stephan may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article 12. Each Holder agrees to indemnify Stephan for any omissions or misstatements in information provided to Stephan, and Stephan agrees to indemnify each Holder for any omissions or misstatements made in connection with any registration, qualification, or compliance referred to in this Article 12 and relating to the registration of Stephan Common Stock except insofar as such omissions or misstatements are caused by or relate to the information provided to Stephan by each Holder.

                             ARTICLE 13.

GENERAL

13.1 Cooperation

From and after the Closing, Seller and Buyer shall cooperate fully with each other to the end that the Acquired Assets (and all other assets relating to the Business) and title thereto shall be fully and effectively transferred to and conveyed to Buyer. Such cooperation shall include execution and delivery of such further instruments, consents, notices, acknowledgments, applications and other documents, as may be reasonably requested by either party hereto.

13.2 Bulk Sales

The transactions contemplated herein shall be consummated without compliance with the bulk sales laws of any of the states in which Seller is located. Seller, its Partners and Shaheen shall indemnify and hold Buyer harmless from any and all losses arising as a result of any non-compliance with any bulk sales law unless such losses arise from Buyer's failure to pay obligations Buyer has assumed under this Agreement.

13.3 No Third Party Beneficiaries

Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

13.4 Notices

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed and via facsimile as follows:

Seller or Partners:           Shouky A. Shaheen
                              3715 Northside Parkway
                              300 Northcreek, Suite 710
                              Atlanta, Georgia 30327
                              fax: (404) 266- 1725


With copy to:                 Michael W. Rushing
                              Merritt & Tenney LLP
                              200 Galleria Parkway, N W.
                              Suite 500
                              Atlanta, Georgia 30339-3151
                              fax: (770) 952-0028


Buyer:                        Frank F. Ferola, Sr.
                              The Stephan Co.
                              1850 West McNab Road
                              Fort Lauderdale, Florida 33309
                              fax: (954) 971-9903


With copy to:                 Stephen A. Ollendorff, Esq.
                              Hertzog, Calamari & Gleason
                              lOO Park Avenue
                              23rd Floor
                              New York, New York 10017-5582
                              fax: (212) 213-1199

13.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors and personal representatives.

13.6 Entire Agreement; Modification; Waiver

This Agreement and the schedules and exhibits attached to this Agreement set forth the entire agreement of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

13.7 Expenses

Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.8 Construction

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and the parties hereby agree that exclusive jurisdiction as to any and all claims or causes of action shall be in the State of Florida.

13.9 Brokerage

The parties acknowledge that Croft & Bender, LLC, 4200 Northside
Parkway, N.W.- Building 7-A, Atlanta, Georgia 30327 was a procuring cause of this transaction, and Seller shall pay to Croft & Bender, LLC, an investment banking fee in connection with this transaction by separate agreement between Seller and Croft & Bender, LLC. Neither Buyer nor Stephan engaged a broker in this transaction. Seller agrees to indemnify and hold harmless Buyer and Stephan from and against any claims made by Croft & Bender, LLC which may arise in connection with the separate brokerage agreement between Seller and Croft & Bender, LLC, or claims of any other broker or finder.

13.10 Assignment

This Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of all other parties to this Agreement.

13.11 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

13.12 Headings

The subject headings of the articles and sections of this Agreement are for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties hereto as of the date first above written.